Exhibit 99.2

Merisant

10 South Riverside Plaza

Suite 850

Chicago, Illinois 60606

312-840-6000

NEWS RELEASE

For Immediate Release

Media Contact:

Joseph Poulos

Edelman

(312) 240-2719

Merisant Subsidiaries Appoint J. L. Morison

As Distributor for Equal® in India

CHICAGO — Merisant Worldwide, Inc., a global leader in low-calorie tabletop sweeteners, announced today that Merisant Company 2 Sárl, a Swiss subsidiary, along with Merisant India Pvt. Ltd., have entered into an exclusive distribution agreement with J.L. Morison (India) Ltd. to distribute Equal® in India.

“The relationship with J.L. Morison reinforces Merisant’s commitment to deepen our presence within the Indian market through significantly increased distribution and direct customer contact via a strong in-line sales force,” said Paul Block, chairman and CEO of Merisant. “This distribution agreement will allow us to focus on driving new product development, innovation and aggressive marketing strategies, ensuring long-term growth and value for Merisant.”

Merisant’s arrangement with J.L. Morison is effective as of January 1, 2007.

Merisant India will concentrate on brand building and J.L. Morison will help expand distribution and direct customer contact through its wide network of more than 1,200 distributors and its field force of approximately 200 front-line sales people.

J. L. Morison (India) Ltd. is a public limited company listed on three Indian Stock Exchanges. In the last seven decades they have been responsible for the introduction of several global brands into India. Current business partners include Beiersdorf AG, Hamburg, Germany (For Nivea); Dr. Wild & Co., Basel, Switzerland (For Emoform) and The Ward Group of Australia (For RESTORIA).

Merisant is a worldwide leader in the marketing of low-calorie tabletop sweeteners.  In addition to Equal® and Canderel®, Merisant markets its products under approximately 20 other regional brands and sells its brands in over 85 countries.  Web site: www.merisant.com or www.equal.com.

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